Exhibit 10.51

Drilling Equipment Leasing Agreement

Project Title:	Drilling Equipment Leasing

Party A:	Tianjin New Highland Science Development Co., Ltd. (“Leasor”)

Party B:	Tianjin Botenear Oil Engineering Co., Ltd. (“Lessee”)

Party A:	Tianjin New Highland Science Development Co., Ltd. (“Leasor”)

Party B:	Tianjin Botenear Oil Engineering Co., Ltd. (“Lessee”)

This Agreement is made and entered into for mutual good faith performance by and between Party A and Party B with regard to the leasing by Party A of drilling equipment to Party B in accordance with the Contract Law of the People’s Republic of China and other relevant laws and regulations on the basis of equal status, volition, and friendly consultation.

1.             Leased Equipment:  9 sets of MWD, as more fully described in the annex.

2.             Purpose and Usage of Leased Equipment

The drilling equipment leased by Party A to Party B hereunder shall be used for directional drilling operations.

3.             Term of Lease

3.1           The term of lease shall begin on October 1, 2010 and end as of September 30, 2015.

3.2           Upon expiry of the term of lease, Party A shall have the right to recover, and Party B is obligated to timely return, all of the equipment.

3.3           If Party A agrees to continue to lease such equipment upon expiry of the lease hereunder, and if Party B desires to extend the lease, Party B shall have the preferred right to renew the lease under comparable conditions, provided that Party B shall 60 days prior to the expiry of this Agreement give Party A a written request to that effect and the rent shall be negotiated by the parties separately.

4.             Rent; Method and Time of Payment

4.1           Each piece of the drilling equipment shall be leased at a monthly rent of RMB70,000.

4.2           Method and Time of Rent Payment: The rent shall be paid once every 3 months from the date of delivery of the first piece of equipment. The rent shall be paid at the end of each such period by way of bank wire transfer.

4.3           The rent shall not be adjusted during the term of lease hereunder.

5.             Delivery of Leased Equipment

5.1           Time of Delivery: Party A shall by October 1, 2010 deliver 7 pieces of equipment to Party B and the remaining two pieces shall be delivered to Party B by November 1, 2010.

5.2           Place of Delivery:  Party B shall pick up and transport the leased equipment on its own at such place as designated by Party A. Party B shall issue an equipment delivery receipt to Party A upon taking delivery of the equipment.

5.3           Method of Inspection and Acceptance: When delivering the leased equipment, Party A shall give Party B a 72 hours prior notice notifying Party B to take part in the inspection and acceptance process. The two parties will jointly inspect the equipment. If the equipment passes the inspection, the parties will jointly sign an acceptance form. If the equipment does not pass the inspection, Party B shall have the right to reject it and to demand Party A to take measures to remedy the same.

5.4           If Party A fails to provide the leased equipment by the times specified herein, Party A shall pay to Party B liquidated damages of RMB5,000 for each day of delay.

6.             Custody and Maintenance of Leased Equipment

6.1           Party B shall well custody the leased equipment.  When returning the leased equipment, Party B shall give Party A a 72-hour prior notice notifying Party A to take part in the inspection and acceptance process. If the leased equipment is damaged or lost due to improper custody or use by Party B, Party B shall pay to Party A an indemnity of an equivalent value, which shall be assessed by a professional body acceptable to both parties. The parties shall comply with such value assessment.

6.2           The transportation, loading and unloading, installation, commissioning, use, maintenance and repair and testing of the equipment during the term of lease, together with relevant costs, shall be the responsibility of Party B. Party B shall further be responsible for the safety of the equipment during the course of transportation and use and shall be held fully liable to indemnify against any damage to or loss of the leased equipment or any injury or death of any person or any loss of property.

7.             Return of Leased Equipment

7.1           If, upon expiry of the term of lease, the parties do not renew the lease agreement, Party B shall within 15 days of expiry of the lease return the leased equipment to Party A and shall bear the transportation cost, loading and unloading cost, inspection cost and other costs in connection with the return of the leased equipment.

7.2           If, upon expiry of the term of lease, the parties do not renew the lease agreement, Party B shall on the date of expiry immediately cease using the leased equipment.

7.3           Party A and Party B will jointly inspect any returned equipment and in the event of any damage or loss Party B shall provide an indemnity of an equivalent value calculated at the market price.

8.           Obligations of Party A

8.1         Unless otherwise agreed herein, Party A shall not recover the equipment during the term of lease.

8.2         Party A shall ensure that it is the owner of the leased equipment and has the right to lease the same to Party B. Party B shall have the right to demand Party A to produce the ownership certificates for the leased equipment hereunder. Where Party A is not the owner of any leased equipment, Party A shall provide a formal power of attorney from the owner of such leased equipment, along with the ID card or legal person business license of such owner. The photocopies of the foregoing certificates shall constitute an integral part of this Agreement. If Party B suffers any loss due to the defect in Party A’s right to the leased equipment or Party A’s misrepresentation as to such equipment, Party A shall indemnify Party B against such loss.

9.           Obligations of Party B

9.1         Other than the costs to be solely borne by Party A or jointly borne by Party A and Party B as set out herein, all other taxes and costs in connection with this Agreement shall be borne by Party B.

9.2         Expenses arising in connection with the use of the leased equipment during the term of lease shall be borne by Party B.

9.3         Unless otherwise set out herein, Party B shall not withdraw from the lease earlier.

9.4         If Party B defaults in the payment of the rent, Party B shall pay to Party A liquidated damages of RMB5,000 for each day of default.

9.5         If Party B delays in returning the leased equipment, Party B shall pay to Party A liquidated damages of RMB5,000 for each day of delay.

10.         Ownership of,  and Right to Use,  Leased Equipment

During the term of lease, Party A shall remain the owner of the leased equipment and Party B shall enjoy the right to use the leased equipment, provided that Party B may not sublease, lend, transfer or mortgage the same, nor shall it without Party A’s consent add to the equipment, or remove from it, any component.  Party A shall have the right to inspect the use and condition of the drilling equipment and Party B shall provide all facilitation.

11.         Confidentiality

Each of the parties shall maintain in confidence the trade secrets of the other party involved by or in this Agreement and such confidentiality obligation shall survive the full performance of this Agreement.

12.         Force Majeure

12.1       For the purpose hereof, the term “force majeure” means the following: war, riot, strike, flood or other acts of God, and any other factors and occurrences which are unforeseeable, unpreventable and insurmountable or unavoidable by the parties hereto.

12.2       Any accident arising out of the negligence of Party B shall not constitute a force majeure event.

12.3       If, as a result of a force majeure event, the leased equipment cannot be normally used for more than 30 days, Party B shall have the right to terminate this Agreement.

12.4       In the event of a force majeure event, having regard to its willingness, economic factors and the merit of relevant action, and the like, Party A shall not be obligated to repair the equipment or restore it to its original condition, provided that Party A shall notify Party B in writing of the same.

12.5       If a party fails to perform all or part of its obligations hereunder due to a force majeure event, it shall as soon as practicable notify the other party and shall within 3 days from the occurrence of the force majeure event provide the other party with a written report with details on the circumstances and the effect of such force majeure event on the performance of this Agreement, together with a notarized document issued by the local notary office certifying the occurrence of such force majeure event.

12.6       No party shall be liable to the other party for any loss arising as a result of the inability of or delay in the performance of this Agreement due to any force majeure event, provided that the party affected by the force majeure event shall be liable to take, as soon as practicable, appropriate or necessary measures to mitigate or remove the effect of such force majeure event, failing which, such party shall indemnify against the loss suffered by the other party as a result thereof.

13.           No Waiver

No failure by any party at any time to request the other party to strictly perform its obligations hereunder, or to request the other party to strictly comply with any condition hereunder shall be construed as a waiver or compromise by such party as to such obligations or conditions, and any such party may at any time request the other party to fully and strictly perform such contractual obligations and fully and strictly comply with such conditions.

14.         Preferred Right

If, upon expiry of this Agreement, Party A intends to continue to lease the leased equipment or to sell the same, Party B shall have the preferred right to lease or purchase the same.

15.         Governing Law and Dispute Resolution

15.1         The formation, validity, interpretation, performance of this Agreement and dispute resolution hereunder shall be governed by the laws of the PRC.

15.2         Any dispute arising out of the performance of, or in connection with, this Agreement shall be resolved by the parties first through friendly consultations, failing which, it may be brought by any party hereto for adjudication before the people’s court of the place of execution of the Agreement. When a dispute arises or is pending resolution, other than the matters under dispute, the parties shall continue to exercise their relevant rights and perform their relevant obligations hereunder.

16.         Miscellaneous

16.1         The annex hereto is an integral part of this Agreement and shall have the same legal force and effect as this Agreement. The specific content of the annex shall become effective upon verification, confirmation and signing by the parties.

16.2         Any matters not covered hereunder shall be dealt with by the parties under a written supplementary agreement, which shall have the same legal force and effect as this Agreement.

16.3         Any change to this Agreement shall be made in writing.

16.4         This Agreement shall become effective as of the date when this Agreement is executed and sealed by the legal representatives of the parties hereto.

16.5         The Agreement is made in Chinese in four (4) copies, with each party holding two (2) of them. Each copy shall have the same legal force and effect.

Party A:	Tianjin New Highland Science Development Co., Ltd (Seal)

Representative: (Signature)

Party B:	Tianjin Botenear Oil Engineering Co., Ltd (Seal)

Representative: (Signature)